Exhibit 10.10

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH THREE ASTERISKS [***].

Hosting Agreement

This Hosting Agreement (this “Agreement”) is made as of December 31, 2020 (the “Effective Date”) between Whinstone US, Inc., a corporation organized and existing under the laws of the state of Delaware, having its principal office at 2721 Charles Martin Hall Road, Rockdale, Texas 76567, USA (“Provider”), and AIR HPC LLC, a limited liability company organized and existing under the laws of Delaware, having its principal office at [***], Texas [***] (“Customer”). Provider and Customer are hereinafter together referred to as the “Parties” and each as a “Party.”

WHEREAS, Provider operates a hosting data center facility the primary business purposes of which is to make the facilities (e.g., power, cooling, and Internet connectivity) necessary to support high volumes of cryptocurrency mining devices available to customers that have, or desire to obtain, such devices, and are seeking an off-premises location to store and operate such devices;

WHEREAS, Customer currently owns or desires to procure dedicated Bitcoin mining devices, and desires to install such devices in a facility at which Customer may manage and operate such devices remotely;

WHEREAS, Provider is willing to provide such hosting services to Customer, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises in this Agreement, the Parties agree as follows:

1	Key Terms

1.1	The table below sets forth a summary of the principal terms of the hosting arrangement under this Agreement (the “Key Terms”). Each of the terms in the leftmost column of this table will have the meaning set forth in the respective row(s) in the column(s) to the right.

Target Ready-for-Use Date	December 31, 2020
Initial Term Length	120 months
Customer Equipment	(To be specified in writing by Customer and document here)
	Unit type: Number of units: Hash rate per unit:* Power usage per unit*:	TH/s W/GH
Hardware Unit
	Unit type: Number of units: Hash rate per unit: Power usage per unit:	TH/s W/GH
Specified Power Draw	Up to [***] MW
Hosting Fees	As defined in Section 6.1 of this Agreement
Provider Account
Customer Account	—

*The “hash rate per unit” and “power usage per unit” values (i) are estimates included for reference purposes only, (ii) do not constitute a service level, guarantee, or other obligation of Provider, (iii) may vary significantly from time to time and from the estimated values, and (iv) have no impact on pricing or amounts owed under the Agreement.

2	Definitions

2.1	Defined Terms

The terms listed below, when used in this Agreement, shall have the following meaning

“Advanced Remote Hands Service” is defined in Section 3.4.

“Applicable Law” means, as in effect from time to time, any law, rule, regulation, declaration, decree, directive, statute or other enactment, order, mandate or resolution, interpretation, writ, judgment, injunction, license, or permit, issued or enacted by any Governmental Authority, which is applicable to a Party under this Agreement, including securities laws, tax laws, tariff and trade laws, and data laws.

“AUP” or “Acceptable Usage Policy” means Provider’s then-current acceptable use policy, which may be referenced at www.whinstone.us.

“Basic Remote Hands Service” is defined in Section 3.3.

“Building Unit” means each separate building within the Facility.

“Business Day” means a day which is not a Saturday, Sunday or a public holiday in Texas.

“Confidential Information” means the terms of this Agreement and all information whether in written or any other form which has been or may be disclosed in the course of the discussions leading up to the entering into or performance of this Agreement and which is identified as confidential or is clearly by its nature confidential including information relating to this Agreement or the Services, data used or generated in the provision of the Services, or any of Customer’s products, operations, processes, plans or intentions, know-how, trade secrets, market opportunities, customers and business affairs.

“Connection” means the connection between Customer Equipment and the internet.

“Customer” is defined in the preamble to this Agreement.

“Customer Area” means the part of the Facility that is designated for the installation of the Customer Equipment.

“Customer Equipment” means the hardware equipment (including required PDUs) that is provided by Customer and installed in the Customer Area, including all software and firmware on such equipment other than any software and firmware owned or licensed by Provider.

“Customer Representative” means any officer, employee, agent, sub-contractor or other person identified by Customer as acting on Customer’s behalf.

“Data Center Rules” means the then-current rules and procedures relating to physical access to the Facility.

“Data Center Specifications” is defined in Section 3.1.

“Defaulting Party” is defined in Section 17.1.

“Deinstallation Commencement Date” is defined in Section 17.3.

“Demand Reduction Benefit Program” means any scheme initiated by a power supplier, power network supplier or other third party in the power market area managed by the Electric Reliability Council of Texas, under which power consumers receive a benefit in connection with any limitation on their power demand during times of peak power usage.

“Deposit” is defined in Section 6.3.

“Disposal Charge” is defined in Section 17.3.

“Engineering Services” means services relating to Facilities engineering in connection with Customer’s increase in power consumption requirements and the related increases in Customer Equipment associated therewith.

“Facility” means the data center operated by Provider at 2721 Charles Martin Hall Road, Rockdale, Texas 76567.

“Force Majeure Event” means any event beyond the reasonable control of a Party, including, without limitation, war, civil war, armed conflict or acts of terrorism or a public enemy or other catastrophes, riot, civil commotion, malicious damage, compliance with any law, regulation, rule, or any act, order, direction, or ruling of a Governmental Authority coming into force after the date of this Agreement, tornado, hurricane, severe storms, earthquake, lightning, fire, flood or other natural or environmental disaster, temperature and humidity above the cooling capabilities of the Facility, epidemic, quarantine, pressure waves caused by devices traveling at supersonic speeds, nuclear accident, acts of God, failure of a part of the power grid or related substationfailure of the Internet, failure or delay in the performance of Provider’s third-party suppliers or of other third-party suppliers, including the supplier under the Power Supply Contract, and strikes, slowdowns, lockouts or other labor stoppages.

“Governmental Authority” means any domestic or foreign, supra-national, national, state, county, municipal, local, territorial or other government or bureau, court, commission, board, authority, taxing authority, agency (public or otherwise), or governmental entity or quasi-governmental entity (including any subdivision thereof), in each case anywhere in the world, having competent jurisdiction over a Party.

“Hardware Control App” means the application that is made available by Provider to permit Customer to manage the Customer Equipment.

“Hardware Control Software” means the software which enables management of the Customer Equipment by Customer and Provider via the Hardware Control App.

“Hardware Control EULA” is defined in Section 3.2.

“Hardware Unit” means each individual unit of Customer Equipment bearing a separate identification code.

“Harmful Code” means any software, hardware or other technologies, devices, or means, the purpose or effect of which is to permit unauthorized access to, or to destroy, disrupt, disable, distort, or otherwise harm or impede in any manner, (i) any computer, software, firmware, hardware, system (including equipment) or network, (ii) the Facility or portion thereof or (iii) any application or function of any of the foregoing or the integrity, use, or operation of any data processed thereby, and, in each case, includes any virus, malware, bug, Trojan horse, worm, backdoor, or other malicious computer code and any time bomb or drop-dead device.

“Hosting Services” is defined in Section 3.1.

“Maintenance” means any activity performed by Provider in order to maintain, upgrade or improve the Services, including any modification, change, addition, or replacement of any Provider hardware, or any part of, or machinery or other components of, the Facility.

“Minimum Hosting Charge” is defined in Section 6.1.

“Mining Pool” means the group of Bitcoin miners to which Customer determines to contribute the processing power of any particular piece of Customer Equipment in order to collaborate in finding new Bitcoin blocks.

“Non-Defaulting Party” is defined in Section 17.2.

“Notice” is defined in Section 19.

“Parties” is defined in the preamble to this Agreement.

“PDU” means power distribution unit.

“Phase-out Period” is defined in Section 17.3.

“power” means electric power.

“Power Firmware” means firmware that is made available by a third party, and that may be required in order to enable certain advanced power management functions. In all cases, the Power Firmware is licensed by the third party to Customer and is installed on the Customer Equipment by Provider only at the express direction of Customer.

“Power Supply Contract” means Provider’s agreements with third parties related to the provision of power to the Facility.

“Provider” is defined in the preamble to this Agreement.

“Racks” means the racks provided by Provider and configured for installation of the particular Customer Equipment.

“Related Services” is defined in Section 3.2.

“Remote Hands Service” is defined in Section 3.5.

“RFU Date” or “Ready-for-Use Date” means December 31, 2020.

“Scheduled Maintenance” means any Maintenance activities for which Provider notified Customer at least 3 days in advance, which notice may be given by publication on the Hardware Control App.

“Service Rates” means Provider’s then-current rates for Related Services and Advanced Remote Hands Services, as set forth in Annex 1.

“Service Charges” means amounts owed by Customer in connection with the Services.

“Service Level Default” is defined in Section 8.

“Service Level Credit” is defined in Section 8.

“Services” is defined in Section 3.2.

“Specified Power Draw” means the amount of power that is to be made available to Customer as part of the Hosting Services, as the same may be increased as provided in Sections 3.6 and 6.2.

“Term” is defined in Section 16.

“Termination Date” means the date this Agreement terminates or expires.

“Termination Event” is defined in Section 17.1.

“Ticket” means an electronic request for service generated in the Hardware Control App.

“Unscheduled Maintenance” means Maintenance that is not Scheduled Maintenance.

“Uptime” means the amount of time in the applicable month that the Hosting Services are available to Customer, as determined in accordance with Section 8.

“Uptime Service Level” is defined in Section 8.

“Working Hours” means the hours from 8:00 a.m. to 5:00 p.m., Central Time, on a Business Day.

3	Provider’s Services

3.1	Facility

All Services are provided within the Facility, which is designed to meet the following specifications (the “Data Center Specifications”):

●	power supply up to the Specified Power Draw;

●	transforming equipment;

●	evaporative cooling;

●	limited air filtration; and

●	internet connectivity.

it being understood that each of the foregoing is made available to the Customer Area on a shared, non-exclusive and non-redundant basis.

Within the Facility, Provider does not guaranty that the Customer Area will be contiguous. The Customer Area may spread over several Building Units, and is not physically separated from areas in the Facility in which the equipment of other customers is hosted. Provider has the right to change the location of the Customer Area within the Facility and to relocate Customer Equipment, subject to the maintenance and service level obligations set forth in this Agreement.

3.2	Services

Provider shall provide Customer with the Hosting Services and the Related Services (together the “Services”) during the Term.

The “Hosting Services” consist of:

●	providing the Customer Area in accordance with the Data Center Specifications;

●	providing Racks in the Customer Area;

●	hosting the provided Customer Equipment in the Racks;

●	hosting the Customer-provided PDUs installed in the Racks, as may be required by the particular Customer Equipment;

●	making available the Hardware Control Software and Hardware Control App (it being understood that these components are subject to a separate license agreement (the “Hardware Control EULA”), but for which no separate license fee is payable);

●	monitoring the fire detection and alarm system provided by Customer

●	providing monthly reports to the Customer that will contain a summary of monthly power draw in the Customer Area as measured from power consumption meters; and

●	providing basic physical security and physical access control for the Facility.

The “Related Services” consist of

●	installation of Customer Equipment (as more particularly described in Section 3.3);

●	the Basic Remote Hands Service (as more particularly described in Section 3.4); and

●	deinstallation of Customer Equipment.

For the avoidance of doubt, the Related Services are not optional, and the Customer’s receipt of and payment for the Related Services is a requirement for hosting the Customer Equipment in the Facility.

3.3	Installation

Customer agrees to pay hourly for installation services as defined in Annex 1 and includes, as it relates to the Customer Equipment, PDUs, and any other Customer-provided materials (e.g., the fire detection and alarm system, specific air filtration equipment, single phase liquid cooling units, etc.):

●	unpacking;

●	labelling;

●	positioning in the Racks;

●	installation and management of cables (power and LAN connection);

●	inventorization and inventory management;

●	installation of the Hardware Control Software and Power Firmware, if applicable;

●	initial setting;

●	disposal of packing materials; and

●	installation of any Customer-provided fencing or other physical security devices that are agreed by the Parties

Installation does not include the provision or installation of any software other than the Hardware Control Software. In certain cases, a particular Hardware Unit may require an update to its firmware (as determined and designated by the manufacturer thereof). In such case, Provider will apply such firmware update in accordance with the instructions provided by such manufacturer. CUSTOMER HEREBY AGREES THAT PROVIDER SHALL HAVE NO LIABILITY OF ANY KIND FOR, AND DOES HEREBY WAIVE AND RELEASE ANY CLAIM IN CONNECTION WITH, ANY DAMAGE TO ANY HARDWARE UNIT, ANY SOFTWARE OR FIRMWARE INSTALLED THEREON, OR ANY MANUFACTURER WARRANTY RIGHTS RELATING THERETO (INCLUDING ANY VOIDED WARRANTIES) ARISING OUT OF OR RESULTING FROM THE APPLICATION OF ANY SUCH MANUFACTURER-PROVIDED FIRMWARE UPDATE OR THE POWER FIRMWARE. IT IS THE EXPRESS INTENT OF THE PARTIES THAT THE FOREGOING APPLY EVEN IN RESPECT OF PROVIDER’S NEGLIGENCE.

The installation of any individual Hardware Unit is deemed completed when such Hardware Unit connects and sends computations to the Customer-designated Mining Pool. If Customer has not designated a Mining Pool, installation will be deemed complete when the applicable Hardware Unit powers up without fault (it being understood that in no event will Provider be required or requested to select a Mining Pool on Customer’s behalf). In the case of faulty Hardware Units, installation is completed when Provider diagnoses the fault and provides a report to Customer.

Except as may otherwise be determined by Provider in its sole discretion, Customer shall not have any rights to install, uninstall, or otherwise physically access any Hardware Units in the Facility.

3.4	Basic Remote Hands Service

The basic Remote Hands Service (the “Basic Remote Hands Service”) consists of the following tasks, as applicable, which will be performed by Provider based on the specific instructions of Customer with a cost defined in Annex 1 and billed weekly.

●	pushing a button;

●	switching a toggle;

●	turning on/off of Customer Equipment;

●	switching back on any breakers that have tripped during the 8am to 8pm CT time period;

●	securing cabling connections;

●	observing, describing and/or reporting of indicator lights or display information on machines or consoles;

●	cable organization;

●	modifying basic cable layout, labelling and/or re-labelling of Customer Equipment;

●	cable patching;

●	checking alarms for faults; and/or

●	inserting/removing discs or equivalent storage devices provided by Customer into/from the Customer Equipment (it being understood that Provider shall not be responsible for, or have any obligation to verify, the contents of such devices).

Performance of these services will be available on a 24/7 basis. For the avoidance of doubt, the Basic Remote Hands Service is included as part of the Variable Hosting Rate and will not be subject to separate charges or invoices.

3.5	Advanced Remote Hands Service

The following activities, which require software or hardware changes requested by Customer (the “Advanced Remote Hands Service” and, together with the Basic Remote Hands Service, the “Remote Hands Service”), may be requested by Customer and provided by Provider on an “as-is” basis, subject to the prior mutual agreement of the Parties with a cost defined in Annex 1 and billed weekly.

●	installation of applications or software on Customer Equipment;

●	uploading of data to Customer Equipment;

●	configuration of Customer Equipment operating system;

●	hardware fault diagnosis;

●	software fault diagnosis;

●	rectification of problems caused by Customer Equipment or software;

●	rectification of problems caused by Customer;

●	cleaning of Customer Equipment;

●	any service requiring the opening of the outer casing of any Customer Equipment; and

●	providing support for customer installed IT security for the Facility, including the installation, maintenance and operation of a firewall and implementation and administration of an IT security policy to prevent unauthorized access, viruses, and ransomware; and

●	monitoring and performing routine and as-required maintenance of the single phase liquid cooling units provided by Customer;

●	managing the Customer-provided air filtration equipment;

●	any other activity not expressly listed as a Related Service.

Performance of these services will be available on a 24/7 basis. Any particular Advanced Remote Hands Service that is commissioned by Customer and performed by Provider shall be deemed to be part of the “Services” under this Agreement. Customer hereby acknowledges that Provider makes no warranties of any kind in connection with the provision of the Advanced Remote Hands Services. Any software or firmware installed on any Hardware Unit as part of the Advanced Remote Hands Service must be pre-approved by Provider. Provider will install such software or firmware in accordance with Customer’s instructions, and Provider shall have no obligation to install any software or firmware without, or not in accordance with, Customer’s instructions. CUSTOMER HEREBY AGREES THAT IN THE ABSENCE OF PROVIDER’S GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, PROVIDER SHALL HAVE NO LIABILITY OF ANY KIND FOR, AND DOES HEREBY WAIVE AND RELEASE ANY CLAIM IN CONNECTION WITH, ANY DAMAGE TO ANY HARDWARE UNIT, ANY SOFTWARE INSTALLED THEREON, AND ANY RIGHT TO MANUFACTURER WARRANTY SERVICE RELATING THERETO, ARISING OUT OF OR RESULTING FROM THE PERFORMANCE OF ADVANCED REMOTE HANDS SERVICES. PROVIDER SHALL HAVE NO LIABILITY OF ANY KIND ARISING OUT OF ANY APPLICATIONS, SOFTWARE, DATA, OR OTHER MATERIALS PROVIDED BY CUSTOMER, AND IT IS THE EXPRESS INTENT OF THE PARTIES THAT THE FOREGOING APPLY EVEN IN RESPECT OF PROVIDER’S NEGLIGENCE.

CUSTOMER HEREBY ACKNOWLEDGES THAT ADVANCED REMOTE HANDS SERIVICE, INCLUDING ANY DISASSEMBLING OR OPENING OF THE OUTER CASING OF ANY CUSTOMER EQUIPMENT AND THE INSTALLATION OF ANY SOFTWARE OR FIRMWARE ON ANY HARDWARE UNIT, MAY VOID SOME OR ALL OF THE MANUFACTURER WARRANTIES RELATING TO SUCH HARDWARE UNIT (INCLUDING ANY SOFTWARE OR FIRMWARE INSTALLED THEREON). CUSTOMER HEREBY AGREES THAT PROVIDER SHALL HAVE NO LIABILITY OF ANY KIND FOR, AND DOES HEREBY WAIVE AND RELEASE ALL CLAIMS IN CONNECTION WITH, ANY SUCH VOIDED MANUFACTUER WARRANTIES ARISING OUT OF OR RESULTING FROM THE PERFORMANCE OF ADVANCED REMOTE HANDS SERVICES.

3.6	Engineering Services

The Engineering Services may be requested by Customer and provided by Provider on an “as-is” basis, subject to the prior mutual agreement of the Parties with a cost defined in Section 5. For the avoidance of doubt, Provider shall not be required to perform any Engineering Services unless and until (i) there is a written authorization executed by authorized representatives of each Party that sets forth the scope of the services and the charges to be paid therefor, and (ii) Customer has executed a written acknowledgement of and express agreement with respect to the increase to the Specified Power Draw that will be applicable for the then-remaining Term and the Deposit that is payable in respect thereof.

3.7	Service Orders

Customer shall place all orders for Remote Hands Service through the Hardware Control App. Such orders are placed by opening a Ticket specifying the relevant Hardware Unit, the requested action, and all other information requested by the Hardware Control App. All such Tickets shall be deemed to be orders for such services, and Customer shall be obligated to pay all fees arising out of Provider’s performance thereof.

Under certain circumstances the Hardware Control App has the ability to open Tickets automatically in response to certain performance characteristics and failure modes relating to the Customer Equipment, to the extent that such functionality is enabled by Customer. Any such Tickets that call for Basic Remote Hands Service shall be deemed to have been opened by the Customer, and be conclusive orders for such Basic Remote Hands Service. For the avoidance of doubt, the performance of this functionality under the Hardware Control App shall be governed by the Hardware Control EULA and not this Agreement.

4	Power Supply

4.1	Provider will make power available to and in connection with the Customer Area up to the amount of the then-applicable Specified Power Draw, subject to Sections 4.5 and 4.6.

4.2	Customer acknowledges that the Specified Power Draw will be allocated to the Customer Area for the power usage of the Customer Equipment, the evaporative cooling of the Customer Area, as well as any other components that may be installed in the Customer Area that require power, such as additional cooling, air filtration, and monitoring equipment (i.e., it is allocated to the collective requirements of all components in the Customer Area that draw power).

4.3	Customer acknowledges that Provider may, but is under no obligation to, provide power beyond the Specified Power Draw. Provider has the right to power down Customer Equipment in the event that (i) the power draw of the Customer Area (including the evaporative cooling therefor) is, in the aggregate, reasonably likely to exceed the Specified Power Draw, or (ii) individual Hardware Units are reasonably likely to draw beyond the power usage per unit set forth in Section 1.

4.4	If a Ramp-Up Period is provided in Section 1, then for the applicable periods set forth therein the Specified Power Draw shall be deemed to be replaced with the values of the Temporary Power Draw.

4.5	Customer acknowledges that the power to the Facility is ultimately provided by third parties, whose provision and transmission of power is governed by Applicable Law, including but not limited to rules and regulations promulgated by the Electric Reliability Council of Texas, Inc., and the Public Utility Commission of Texas (collectively, the “Power Regulations”). To the extent that the available power to the Facility is reduced pursuant to Power Regulations, and such reductions are not due to the wrongful actions of Provider, Provider may reduce the power available to Customer to an amount that is less than the Specified Power Draw; provided that in such case, Provider shall not treat Customer, in any respect, less favorably than any similarly situated Provider customer. Any such reductions, and any unavailability of the Hosting Services arising out of such reductions, shall not be deemed to be unavailability for purposes of calculating Uptime under the Uptime Service Level.

4.6	Customer hereby expressly consents to Provider’s participation in any Demand Reduction Benefit Programs, as determined by Provider in its sole discretion. Customer acknowledges that any such participation may result in partial or complete reduction in power available to Customer from time to time, and that Provider may reduce the power available to Customer to an amount that is less than the Specified Power Draw. Any such reductions, and any unavailability of the Hosting Services arising out of such reductions, shall not be deemed to be unavailability for purposes of calculating Uptime under the Uptime Service Level.

4.7	Customer acknowledges that Provider’s right to participate in any Demand Reduction Benefit Programs, as determined by Provider in its sole discretion, forms an essential basis of the agreements set forth in this Agreement, and that, absent such right, the terms of this Agreement, including the Hosting Charges, would be substantially different.

4.8	Customer hereby expressly consents to the use of the Power Firmware in connection with the foregoing Demand Reduction Benefit Programs.

5	Access to the Facility; Data Center Rules

5.1	Customer Representatives may access the Customer Area of the Facility during Working Hours, in accordance with the Data Center Rules, for equipment inspections, installation, removal, additions, subtractions or physical maintenance or otherwise by prior appointment as mutually agreed. To obtain such access, Customer must provide prior notice to Provider in accordance with the Data Center Rules, and coordinate with Provider so that all such access may be escorted. Notwithstanding anything to the contrary, Provider shall have the right to remove any Customer Representative from the Facility premises in Provider’s sole discretion, at any time, and without any liability to Customer or any Customer Representative.

5.2	Customer, and the Customer Representatives, shall comply with all Data Center Rules in connection with such access. Customer shall inform each applicable Customer Representative of the Data Center Rules prior to such Customer Representative accessing the Facility. Customer shall be liable for the acts and omissions of all Customer Representatives who access, or attempt to access, the Facility, including for their violation of the Data Center Rules, at least to the same extent as if such acts and omissions were Customer’s own.

6	Hosting and Service Charges; Payments; Deposit

6.1	Charges for Hosting Services

In consideration of Provider’s performance of the Hosting Services, Customer shall pay Provider each of the following fees (the “Hosting Fees”):

Power Charges

Each month, the greater of (i) the Power Charge for the aggregate amount of power actually consumed (expressed in kWh) by all power-consuming devices in the Customer Area, and (ii) the Power Charge for the volume of power represented by the then-current Specified Power Draw (expressed in kWh).

The “Power Charge” in respect of a stated amount of power (expressed in kWh) shall be determined based on a per-kWh cost that is equal to the effective per-kWh cost of power to the Facility as a whole for the subject month (i.e., the Facility’s wholesale power cost (including both supply and delivery charges, including any retail adders) less any credit amounts actually received by Provider under applicable ERCOT load response programs); provided, however, that in the event that such effective per-kWh cost exceeds $[***], the Power Charge shall be determined using $[***] as the assumed Facility per-kWh power cost.

The Hosting Services charge is inclusive of any and all value added taxes, sales, use, excise and other similar transactional taxes or duties.

Hosting Share Payment

An amount equal to approximately [***]% of customer EBITDAmeasured over a calendar- year basis. The precise “[***]% Rev Share Payment” which approximated customer EBITDA is defined in Annex 2.

6.2	Charges for Related Services, Advanced Remote Hands Services, and Engineering Services

Customer shall pay for Engineering Services as the Parties mutually agree, both as to scope thereof and the specific charges to be paid in respect thereof. As of the Effective Date, the Parties believe that such charges are likely to be approximately $[***] USD per increase in committed megawatt, or $[***] to $[***] per [***]-megawatt phase. The preliminary planning of the Parties indicates as phased build-out to a total of [***] committed megawatts, as follows:

●	Phase 1 Engineering Services for [***] MW -$[***]

●	Phase 2 Engineering Services for [***] MW -$[***]

●	Phase 3 Engineering Services for [***] MW -$[***]

●	Phase 4 Engineering Services for [***] MW -$[***]

●	Phase 5 Engineering Services for [***] MW -$[***]

The Related Services and Advance Remote Hands Services shall be paid by Customer at the Service Rates, billed in [***] increments. The Service Rates are exclusive of any value added taxes, sales, use, excise and other similar transactional taxes or duties. Customer will pay the value added tax and such other taxes referenced in the foregoing at the rate and in the manner prescribed by Applicable Law.

6.3	Deposit

Customer will pay to Provider as security for any obligations of Customer one or more security deposits (the “Deposits”) in amounts that are equal to any deposit amounts or other similar payments providing security for Provider’s obligations to the supplier under any Power Supply Contract, to the extent that such payment arises out of the Specified Power Draw or any increases thereto. Provider’s obligation to provide the Specified Power Draw shall be excused during any period that Customer is in default of the obligations relating to the payment of Deposits.

Each Deposit will be paid to Provider on or before the date that such amounts are due under the Power Supply Contract and will be returned to Customer within six (6) months following the end of the Term, unless used by Provider to set off claims against Customer.

Customer acknowledges that the Deposits do not need to be segregated from other funds of Provider and that, in particular, Provider is authorized to use the Deposits to make any deposit payments it is required to make with its power provider or other suppliers.

6.4	Invoicing; Payments

Customer shall pay Provider the Hosting Fee relating to Power Charges each month, no later than [***] Business Days after the end of such month. Customer shall pay Provider the Hosting Fee relating to the [***]% Rev Share Payment on a monthly, quarterly, or annually, with such payment interval to be selected by Customer, but provided, however, that in any case, payment shall be made within [***] Business Days following the closing of Customer’s books for such period, but in any event no later than [***] calendar days following the end of such period.

No later than [***] Business Days after the end of each month during the Term, Provider will invoice Customer for any Related Services, Advanced Remote Hands Services, or any Engineering Services, plus any applicable taxes.

Customer shall make such payment within [***] Business Days following the date of such invoice.

If Customer should become delinquent in the payment of any invoice, Provider shall have the right thereafter to request pre-payments for Service Charges, charges for Advanced Remote Hands Services, or Engineering Services, at its reasonable discretion.

All Payments among the Parties will be made in United States Dollars by wire transfer of immediately available funds into the Provider Account or Customer Account, as applicable, unless agreed otherwise by the Parties.

6.5	No Off-Set

Customer shall not set-off any amount owed or alleged to be owed by Provider to Customer against any other payments due to Provider.

6.6	Change of Hosting Charges

In the event of changes in or the establishment of laws, regulations, orders or policies by Governmental Authorities, including any adverse change to any Demand Reduction Benefit Program (but excluding a wholesale power price increase to Provider), Provider shall have the right to make corresponding increases in the Hosting Fees and the Services Rate, upon written notice and mutual agreement by the Customer.. Any such change shall become effective upon the next billing cycle.

7	Suspension of Services

7.1	Provider may suspend the Services, in whole or in part, for any of the following reasons, and in each case to the extent required by or mandated in respect of such underlying reason:

●	to conduct Maintenance;

●	to prevent, mitigate, or cease damage to Customer Equipment, any portion of the Facility, Provider’s systems (including equipment), or the equipment of other Provider customers;

●	as required in connection with a Force Majeure Event;

●	in response to a request under a Demand Reduction Benefit Program;

●	to comply with an order, instruction, or request of any Governmental Authority;

●	suspension caused by the acts or omissions of Customer, including as requested by Customer;

●	in the event Customer fails to pay Provider any amounts owed and overdue within [***] Business Days of being notified that such payment is overdue; or

●	the occurrence of a Termination Event giving Provider the right to terminate the Agreement.

7.2	Provider shall use commercially reasonable efforts to give prior notice, to the extent possible, to Customer before suspending the Services in whole, other than in situations where the suspension of Services occurs due to Scheduled Maintenance or the acts or omissions of Customer. Provider shall use commercially reasonable efforts to perform all Maintenance as Scheduled Maintenance.

7.3	During any suspension of Services pursuant to this Section, Customer’s access through the Hardware Control App will be “read only”, which will provide system status and other related information only, and Customer will not have the ability to open Tickets or control the Customer Hardware. In no event shall such inability be deemed to be a breach of this Agreement or of the Hardware Control EULA.

8	Service Level Agreement

For each month that Provider provides the Hosting Services to Customer, Provider will make commercially reasonable efforts to provide the Hosting Services with an Uptime of at least [***]% (the “Uptime Service Level”).

For purposes of the determination of Uptime, the Hosting Services shall be considered to be “available” if power, cooling, and internet connectivity are available to the Customer Area (in accordance with the Data Center Specifications, and subject to the obligations and rights of Provider under this Agreement), independent of Customer’s actual ability to operate the Customer Equipment for any particular purpose. Any unavailability caused by (i) Force Majeure Events, (ii) Scheduled Maintenance, (iii) Demand Reduction Benefit Programs, or (iv) other environmental factors (e.g., temperature or humidity), notwithstanding the Facility operating in accordance with the Data Center Specifications, will, in each case, not be considered unavailability for the purposes of calculating Uptime.

During any period of unavailability caused by any suspension of Services permitted by Section 6.1, other than any total suspension of the Hosting Services due to Unscheduled Maintenance, the Hosting Services shall be deemed to be available for purposes of calculating Uptime.

[***]

9	Customer Responsibilities

9.1	Use of Services

Customer’s use of the Hosting Services shall at all times comply with the AUP. For the avoidance of doubt, Customer expressly acknowledge that the Facility has been purpose-built to support the physical requirements of devices that perform Bitcoin mining activities, and that such activities are the sole permitted use of the Hosting Services. CUSTOMER EXPRESSLY ACKNOWLEDGES AND AGREES THAT PROVIDER SHALL NOT HAVE, AND THAT CUSTOMER HEREBY EXPRESSLY AND KNOWINGLY RELEASES AND WAIVES ANY CLAIMS FOR, ANY LIABILITY ARISING IN CONNECTION WITH CUSTOMER’S MINING ACTIVITIES, AND THAT ALL SUCH ACTIVITIES, INCLUDING BUT NOT LIMITED TO THE CHOICES RELATING TO MINING POOL PARTICIPATION, ARE AT CUSTOMER’S SOLE DISCRETION.

9.2	Designated Mining Pool

It is Customer’s responsibility to determine and designate a Mining Pool for each Hardware Unit, and Customer is free to designate any Mining Pool, in its sole discretion. In no event shall Provider be obligated to designate any Mining Pool on Customer’s behalf.

If Customer designates a Provider-sponsored private Mining Pool to be the Mining Pool, Customer acknowledges that Provider may receive remuneration in connection with the applicable Hardware Units’ contribution to the mining conducted by such Provider-sponsored private Mining Pool.

Customer acknowledges that Provider may choose to operate its own or any other third party’s cryptocurrency mining equipment in the Facility at any time during the Term.

9.3	Customer Equipment.

Customer shall be responsible for providing the Customer Equipment, and for causing it to arrive at Provider’s loading dock at the Facility. All costs associated with the foregoing, including but not limited to shipping costs, hardware costs, software license costs, and import duties, shall be borne exclusively by Customer. In the event that Provider agrees to procure any such Customer Equipment on Customer’s behalf and for the account of Customer, such procurement shall be governed by a separate written agreement between Customer and Provider.

Customer shall further be solely responsible for maintaining the Customer Equipment in operable condition by requesting Advanced Remote Hands Service in accordance with Section 3.7 (Service Orders) hereof. Customer acknowledges that Provider will not conduct maintenance of the Customer Equipment, except to the extent Provider agrees to Customers’ requests for Advanced Remote Hands Service.

9.4	Hardware Control Software; Hardware Control App; Access

Customer hereby directs Provider to register each Hardware Unit in the Hardware Control Software and acknowledges that the Service Charges for Related Services and Remote Hands Service are based on the availability of the Hardware Control Software in relation to the Customer Equipment. For purposes of clarity, the Hardware Control Software is for purposes of management convenience only, and notwithstanding any information or analytics that may be or become available therein, at no point shall the Hosting Control Software be the system of record for purposes of determining the power consumption of Hardware Units, individually, or the Customer Equipment, in the aggregate. Further, Customer shall at all times maintain the ability to report to Provider through automated means, and for Provider to affirmatively query, in respect of each Hardware Unit (i) the designated Mining Pool, and (ii) the hash rate (current and cumulative over the applicable period) thereof.

9.5	Availability

Customer shall have a Customer Representative available for communication through the Hardware Control App at all times.

9.6	Insurance

Customer shall maintain insurance coverage consistent with prevailing industry practices, but in any event, during the Term of this Agreement, Customer shall insure and keep insured (i) the Customer Equipment against all manner of loss in an amount not less than the replacement cost of the Customer Equipment, including during shipping to or from the Facility and (ii) all Customer Representatives against their acts and omissions, injury, or death in connection with any visits to the Facility or this Agreement. Customer shall maintain such insurance coverage during the Term, but in no event starting later than the first delivery of such Customer Equipment and the first arrival of a Customer Representative at the Facility, respectively. CUSTOMER HEREBY AGREES THAT PROVIDER SHALL HAVE NO LIABILITY OF ANY KIND, AND DOES HEREBY WAIVE AND RELEASE ALL CLAIMS IN CONNECTION WITH THE CUSTOMER EQUIPMENT OR THE CUSTOMER REPRESENTATIVES, IN THE EVENT CUSTOMER DOES NOT OBTAIN SUCH INSURANCE COVERAGE, OR IN THE EVENT SUCH INSURANCE COVERAGE IS INSUFFICIENT TO COVER CUSTOMER’S LOSSES IN CONNECTION WITH THE CUSTOMER EQUIPMENT OR THE CUSTOMER REPRESENTATIVES.

9.7	Information; Know Your Customer

Customer will provide Provider with any information required under any laws and regulations or orders by any Governmental Authority, in particular, but not limited to, information required for so- called “know your customer’’ checks under laws and regulations for the prevention of money laundering and terrorism finance.

9.8	Compliance with Law

Customer is solely responsible for ensuring that its use of the Services and its operations in connection with this Agreement comply with all Applicable Law.

10	Ownership

10.1	Customer Equipment

The parties acknowledge and agree that the Customer Equipment is the sole property of the Customer. In no event shall Provider claim ownership of any of the Customer Equipment.

10.2	Ownership of Generated Assets

The Parties acknowledge and agree that any generated digital assets, including but not limited to blockchains, hash and digital currencies, generated from the operation of the Customer Equipment, are the sole property of the Customer. The foregoing shall not impair in any way Customer’s obligations to pay the Fees hereunder, including the Hosting Fees arising out of Customer EBITDA, or any claims that Provider may make in connection therewith.

10.3	Liens / Encumbrances

Provider shall not sell any mortgage, lien, or any kind of encumbrance on the Customer Equipment,

11	Provider’s Warranties

11.1	Capacity

Provider represents and warrants, as of the date hereof and as of the RFU Date that Provider is validly formed as the type of legal entity it purports to be in the jurisdiction of its formation and has the power to enter into this Agreement and perform the transactions contemplated thereunder.

11.2	Disclaimer

PROVIDER DOES NOT AND CUSTOMER ACKNOWLEDGES THAT PROVIDER DOES NOT GIVE ANY IMPLIED, EXPRESS OR STATUTORY WARRANTIES OR REPRESENTATIONS, INCLUDING ANY WARRANTY OF FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY OR NON-INFRINGEMENT.

12	Customer’s Representations

Customer represents and warrants, as of the date hereof and as of the RFU Date that:

12.1	Capacity

Customer is validly formed as the type of legal entity it purports to be in the jurisdiction of its formation and has the power to enter into this Agreement and perform the transactions contemplated thereunder.

12.2	Customer Equipment

Unless specifically disclosed otherwise, Customer Equipment is owned by Customer and is free of any lien or other interest or encumbrance of any third-party. Customer Equipment, is free of any defects or Harmful Code which could cause any harm to the Facility or the systems, including equipment, of Provider or any other customer. The Customer Equipment does not, and its operation does not, infringe (or result from the misappropriation of) any intellectual property right, including any patent, copyright, trademark, trade secret, or other intellectual property right, of a third party.

12.3	No judgment or governmental order

There is no judgment, decree or order by any Governmental Authority applicable to Customer, which limits Customer in pursuing Customer Purpose or otherwise restricts Customer in performing its obligations under this Agreement or the transactions contemplated thereunder.

12.4	Export Matters

Customer is not on the United States Department of Treasury, Office of Foreign Asset Controls list of Specially Designated National and Blocked Persons and is not otherwise a person to whom Provider is legally prohibited to provide the Services. Customer shall not provide administrative access to the Services to any person (including any natural person or government or private entity) that is located in or is a national of any country that is embargoed or highly restricted under United States export regulations.

12.5	No Inducements

Neither Customer, any affiliate of Customer, nor any of its or their employees, officers, directors, or representatives acting on their behalf, have provided or offered, or will provide or offer, any illegal or improper bribe, kickback, payment, gift or anything of value (but excluding any reasonable and ordinary business entertainment or gifts of an unsubstantial value, that are customary in local business relationships and permitted by Applicable Law) to Provider, any affiliate of Provider, nor any of its or their employees, officers, directors, or representatives acting on their behalf, in each case in connection with this Agreement.

13	Exclusion and Limitation of Liability

13.1	NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, DAMAGE TO CUSTOMER EQUIPMENT, LOSS OF ANY DATA (INCLUDING BITCOINS), REGARDLESS OF THE FORM OF THE ACTION OR THE THEORY OF RECOVERY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER BASED UPON AN ACTION OR CLAIM IN CONTRACT, TORT, WARRANTY, NEGLIGENCE, INTENDED CONDUCT OR OTHERWISE (INCLUDING ANY ACTION OR CLAIM ARISING FROM THE ACTS OR OMISSIONS, NEGLIGENT OR OTHERWISE, OF THE LIABLE PARTY).

13.2	THE TOTAL AGGREGATE LIABILITY OF PROVIDER (FOR ANY AND ALL CLAIMS) FOR DIRECT DAMAGES UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL BE LIMITED TO THE TOTAL AMOUNT PAID BY CUSTOMER TO PROVIDER FOR THE SERVICES IN THE SIX (6) MONTHS IMMEDIATELY PRECEDING THE EVENT(S) THAT FIRST GAVE RISE TO A CLAIM. PROVIDER SHALL NOT BE DEEMED TO BE A BAILEE IN RESPECT OF ANY CUSTOMER EQUIPMENT.

13.3	Notwithstanding anything in this agreement to the contrary, Provider’s liability in connection with this Agreement for or arising from Provider’s recklessness, gross negligence, fraud, or wilful misconduct shall be unlimited.

13.4	Notwithstanding anything in this Agreement to the contrary, Customer’s liability in connection with this Agreement for or arising from : (i) Customer’s recklessness, gross negligence, fraud, or wilful misconduct; (ii) damage to the Facility, Provider’s systems (including equipment), or any equipment of Provider’s other customers, suppliers, contractors or other third parties caused by Customer, any Customer Representative, or Customer Equipment; (iii) Customer’s breach of any of its representations or warranties under this Agreement, or of its confidentiality or intellectual property obligations hereunder; (iv) Customer’s indemnification obligations hereunder; or (v) Customer’s breach of, or non-compliance with, the AUP or the Data Center Rules, shall, in each case, be unlimited in type and amount.

14	Force Majeure

A Party shall not be in breach of this Agreement and shall not be liable to the other Party for any loss or other damages suffered by reason of any failure or delay of such Party in the performance of its obligations hereunder due to a Force Majeure Event; provided that under no circumstances will a Force Majeure Event excuse any failure or delay in the performance of a Party’s payment obligations hereunder.

If a Party becomes aware of circumstances in which a Force Majeure Event affects or will affect such Party’s ability to perform any of its obligations hereunder, it shall notify the other Party in writing as soon as reasonably possible, specifying the nature of the Force Majeure Event and its effect on the performance of such Party’s obligations hereunder.

15	Indemnity

Customer shall indemnify and hold harmless Provider, its affiliates, and each of its and their respective officers, stockholders, directors, employees, and agents (collectively, the “Provider Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, allegations, claims, demands, suits, actions, deficiencies, penalties, charges, taxes, levies, fines, judgments, settlements, costs, expenses, interest, attorneys’ fees and disbursements, and accountants’ fees and disbursements (collectively, “Losses”) or threatened Losses due to third-party claims arising out of or relating to any of the following: (i) Customer’s breach of, or non-compliance with, any of its agreements with third parties, the AUP, the Data Center Rules, the Hardware Control EU LA, or any of Customer’s representations or warranties under this Agreement; (ii) actual or alleged infringement or misappropriation of any intellectual property right, including any patent, copyright, trademark, trade secret, or other intellectual property right related to Customer Equipment, including any acquisition, provision, or use of Customer Equipment, or Customer’s use of the Hosting Services; (iii) Customer Equipment, including all software and firmware thereon, or Provider’s acquisition, provision, or use of Customer Equipment in accordance with this Agreement, except to the extent directly related to the Hardware Control App or Hardware Control Software; (iv) Customer’s violation of Applicable Law; or (v) Customer’s use of the Hosting Services.

Customer’s obligations under this Section 15 include claims arising out of the acts or omissions of any Customer representative or Customer’s users, any other person to whom Customer has given physical or virtual access to the Customer Equipment, and any person who gains access to the Customer Equipment or any of Provider’s systems or Provider’s other customers as a result of Customer’s failure to use reasonable security precautions, even if the acts or omissions of such persons were not authorized by Customer.

If Provider receives notice of a claim that is covered by this Section 16, Provider shall promptly give Customer written notice thereof. Provider shall be allowed to conduct the defense of such claim at any time, including choosing legal counsel to defend such claim, provided that such choice is reasonable and is communicated to Customer in writing. Customer shall comply with Provider’s reasonable requests for assistance and cooperation in the defense of such claim. Provider shall not settle the claim without Customer’s written consent, which may not be unreasonably withheld, delayed or conditioned. Customer shall pay costs and expenses due under this Section 15 as Provider incurs them. There shall be no express or implied requirement of a judgment, final judgment on the merits, or other event occurring prior to Customer paying Provider such costs and expenses as Provider incurs them.

In the event Provider notifies Customer in writing that Provider does not desire to defend, or to continue to defend, such claim, Customershall defend such claim using legal counsel of Customer’s choice, provided that such choice is reasonable and is communicated to Provider in writing. Customer shall not settle the claim without Providers written consent.

IT IS THE INTENTION OF THE PARTIES THAT CUSTOMER PROVIDE INDEMNIFICATION RIGHTS TO A PROVIDER INDEMNIFIED PARTY IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT EVEN FOR THE CONSEQUENCES OF THE INDEMNIFIED PARTY’S OWN NEGLIGENCE.

16	Term

The term of this Agreement will commence on the Effective Date and will continue until the expiration or termination of this Agreement in accordance with its terms (the “Term”). The Term may include, as applicable, the period between the Effective Date and the RFU Date, the Initial Term, and any Renewal Terms.

The Initial Term will commence on the RFU Date and will continue for the length of time indicated in the Key Terms. Neither Party shall have the right to terminate this Agreement prior to the end of the Initial Term; provided that each Party may terminate this Agreement for cause due to the occurrence of an applicable Termination Event.

If neither Party delivers Notice to the other Party at least three (3) months prior to the end of the Initial Term or then-current Renewal Term, then the Term shall be extended automatically for another twelve (12) months (each such twelve (12)-month period, a “Renewal Term”).

Notwithstanding the foregoing or anything to the contrary, in no event shall the Term extend beyond the term of Provider’s lease to the Facility. Upon the expiration or termination of such lease, the Term, if still in effect, shall be automatically terminated. To the extent applicable, Provider shall provide Customer with Notice of such expiration or termination, and of the resulting termination of this Agreement (i) at least three (3) months prior to such termination of this Agreement or (ii) as soon as practicable after Provider becomes aware of such termination of this Agreement, whichever is later.

17	Termination; Removal of Customer Equipment

17.1	Termination Events

Other than at the end of the Term, the non-breaching Party may terminate this Agreement upon the occurrence of one of the following events (each a “Termination Event”), as may be applicable to such non-breaching Party:

17.1.1	Payment Default

If a Party fails to make a payment to the other Party owed under this Agreement when due, unless such default is remedied within [***] following the breaching Party’s receipt of notice by the non-breaching Party of such failure.

17.1.2	Insolvency

If a Party is unable to pay its financial obligations when due, becomes subject to insolvency proceedings, applies for or institutes insolvency proceedings or offers or makes an arrangement with its creditors generally, or if a third-party applies for insolvency proceedings against such Party and such proceedings are not stayed or discharged within [***], unless such proceeding is dismissed due to insufficiency of assets.

17.1.3	Material Breach

If a Party fails to perform or otherwise breaches a material obligation under this Agreement and such breach is either not susceptible to being cured or is not being cured within [***] after the breaching Party becomes aware of such breach. The Parties agree that any Force Majeure Event can never result in a material breach.

17.1.4	Service Level Defaults

If Provider suffers Service Level Defaults in [***], in respect of which the Uptime during each such month was less than [***].

17.2	Termination

Upon the occurrence of a Termination Event, the Party not having given rise to such Termination Event (the “Non-Defaulting Party”) may terminate this Agreement [***] as of the date set forth in a written notice thereof provided to the Defaulting Party.

17.3	Deinstallation and Removal of Customer Equipment

Customer (i) acknowledges that all Customer Equipment must be dismantled and removed from the Facility by the Termination Date and (ii) shall deliver to Provider (x) written shipping instructions for the Customer Equipment, (y) packaging materials suitable for the Customer Equipment, and (z) standard containers in which packaged Customer Equipment can be stored until it is shipped, in each case, in accordance with the following:

Within [***] Business Days from receiving a Notice of termination from Customer, or having issued a notice of termination to Customer, Provider shall provide Customer with a written estimate of the number of days required for Provider to deinstall and package the Customer Equipment for shipment to Customer, and of the date on which such work is expected to begin (the “Deinstallation Commencement Date”). Provider shall use commercially reasonable efforts to begin such work on or around the Deinstallation Commencement Date, and in any event within a reasonable number of days from the Termination Date. In no event shall Provider begin deinstallation of the Customer Equipment prior to the Deinstallation Commencement Date. The period between the Deinstallation Commencement Date and the Termination Date is herein referred to as the “Phase-out Period”

During the Phase-Out Period Provider will deinstall the Customer Equipment, package it in Customer-provided packaging materials, and ship it to Customer in accordance with Customer’s shipping instructions, all of which shall be at Customer’s expense (at the Service Rates for Provider’s work, and at the actual cost for all third party costs such as shipping). For the avoidance of doubt, all deinstallation must be performed by Provider, and Customer shall have no right to deinstall or remove Customer Equipment from the Facility.

During the Phase-out Period the Specified Power Draw will be adjusted downward on a straight-line basis, based on the assumption that an equal number of Hardware Units will be deinstalled on each Working Day during the Phase-out Period.

In the event Customer does not deliver the shipping instructions, packaging materials and containers to Provider in accordance with this Section 17.3, the deinstallation and removal of the Customer Equipment may be delayed beyond the Termination Date. To the extent such a delay occurs, all Hosting Charges shall be due and owing until such time as all Customer Equipment is deinstalled and removed from the Facility (for which Customer’s provision of such instructions, materials and containers is a condition precedent). Provider will use commercially reasonable efforts to deinstall, remove and pack the Customer Equipment without damage; provided, however, that CUSTOMER HEREBY AGREES THAT EXCEPT FOR CLAIMS BASED ON PROVIDER’S RECKLESSNESS, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, PROVIDER SHALL HAVE NO LIABILITY OF ANY KIND FOR, AND DOES HEREBY WAIVE AND RELEASE ANY CLAIM IN CONNECTION WITH, ANY DAMAGE TO ANY HARDWARE UNIT, ANY SOFTWARE INSTALLED THEREON, AND ANY RIGHT TO MANUFACTURER WARRANTY SERVICE RELATING THERETO, ARISING OUT OF OR RESULTING FROM PROVIDER’S DEINSTALLATION, PACKAGING, AND SHIPMENT OF THE CUSTOMER EQUIPMENT.

At the request of the Customer, the Provider can dispose of the Customer Equipment for a fixed charge (the “Disposal Charge”). The Customer acknowledges that such Disposal Charge is dependent on environmental and other regulations applicable during the Phase-out Period. The Provider will inform the Customer of the Disposal Charge upon request after a Notice of termination has been issued under this Agreement.

18	Confidentiality

18.1	The Parties agree that Confidential Information shall be used solely for the purpose for which it was furnished in connection with the performance of this Agreement and that they shall each hold confidential all Confidential I nformation and not disclose it to any third-parties, except that the Parties may disclose Confidential Information to their affiliates, to their auditors and legal advisors and to such Customer Representatives who need access to Confidential Information to perform their duties in connection with this Agreement. At the expiration of the Term, the Parties shall return any Confidential Information to the disclosing party or destroy such Confidential Information.

18.2	Any disclosure of Confidential Information permitted by Section 18.1 shall only be to the extent that any person who Confidential Information is provided to needs to know the same for the performance of their duties, and shall only be under the condition that such person acknowledges and agrees to be bound by, the confidentiality obligation under this Section.

18.3	The restrictions set out in Sections 18.1 and 18.2 above shall not apply to Confidential Information that:

18.3.1	was previously known to the receiving Party, independent from any disclosure under or in connection with this Agreement and free from any obligation to keep confidential;

18.3.2	is or becomes generally available to the public other than as a (direct or indirect) result of any unauthorised disclosure by the receiving Party or its representatives;

18.3.3	is shown to have been independently developed by the receiving Party;

18.3.4	the Parties agree in writing need not be kept confidential;

18.3.5	is required to be disclosed by law or regulation or by an order of any Governmental Authority.

In the case of Section 18.3.5, the receiving Party shall, to the extent legally and practically possible, inform the disclosing Party of the information to be disclosed and the timing and circumstances of such disclosure, providing the disclosing Party with an opportunity to avoid and limit any such disclosure.

19	Notices

Any Party can give notice under this Agreement (each a “Notice”) by sending an email or by mailing a physical writing by FedEx Priority Overnight or registered mail, return receipt requested, to the applicable email or mailing address listed below; provided that any Termination Notice, and any notice for breach, indemnification, or other legal matter, shall be given by mailing a physical writing by FedEx Priority Overnight or registered mail, return receipt requested, to the applicable mailing address listed below, sending an electronic copy of said physical writing via email to the applicable email address listed below.

To Provider:

Address:	Whinstone US Corporation 2721 Charles Martin Hall Road Rockdale, Texas 76567, USA
email:	[***]
Attention:	[***]

To Customer:

Address:	AIR HPC LLC [***] [***], Texas [***]
email:	[***]
Attention:	[***]

Notices by email are deemed received as of the time sent, and notices by mail (and all notices required to be by mail) are deemed received as of the time delivered. If such time does not fall within a Business Day, as of the beginning of the first Business Day following such time. For purposes of counting days for notice periods, the Business Day on which the notice is deemed received counts as the first day. Notices shall be given in the English language.

Either Party may change its notice addresses for future Notices by providing the other Party with Notice of such change.

20	Assignment; Subcontracting

This Agreement shall be binding upon, and shall inure to the benefit of, the permitted successors and assigns of each Party hereto. Neither Party may assign this Agreement, in whole or in part, without the prior written consent of the other Party, except that either Party may assign this Agreement, in whole or in part, to an affiliate or successor or wholly-owned subsidiary of such Party as part of a corporate reorganization or a sale of some or all of its business; provided that the assigning Party notifies the other Party of such assignment in writing.

Provider may use subcontractors or affiliates to perform some or all of its obligations under this Agreement; provided that Provider shall remain responsible under this Agreement for work performed by its subcontractors and affiliates to the same extent as if Provider had performed such work itself.

21	Right of Publicity; Use of Marks

Customer agrees that Provider may publicly disclose that it is providing Services to Customer and may use Customer’s name and logo to identify Customer in promotional materials, including press releases. Customer may not issue any press release or publicity regarding the Agreement, use the Provider name or logo, or any other trademarks, service marks, or other identifying indicia, or publicly disclose that it is using the Services without first obtaining Provider’s prior written approval of each such disclosure.

22	Governing Law; Arbitration

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES. THE AGREEMENT SHALL NOT BE GOVERNED BY THE UNITED NATIONS CONVENTION ON THE INTERNATIONAL SALE OF GOODS. ALL DISPUTES HEREUNDER, WHETHER BASED IN STATUTORY, CONTRACT OR TORT CLAIMS, SHALL BE SUBMITTED TO BINDING ARBITRATION. THE ARBITRATION SHALL BE CONDUCTED IN MILAM COUNTY, TEXAS, AND SHALL BE CONDUCTED IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION (THE “AAA”) IN EFFECT AT SUCH TIME. THE ARBITRATION SHALL BE CONDUCTED BY ONE ARBITRATOR APPOINTED BY THE AAA, AND WHO IS SELECTED PURSUANT TO THE APPLICABLE RULES OF THE AAA. THE ARBITRATOR SHALL ISSUE A DECISION WITH FINDINGS OF FACT AND CONCLUSIONS OF LAW, AND ANY JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING APPROPRIATE JURISDICTION. EITHER PARTY MAY BRING AN ACTION IN ANY COURT OF COMPETENT JURISDICTION TO COMPEL SUCH ARBITRATION, OR TO ENFORCE A PROPERLY ENTERED ARBITRATION AWARD.

NO CLAIM MAY BE BROUGHT AS A CLASS OR COLLECTIVE ACTION. CUSTOMER SHALL NOT ASSERT SUCH A CLAIM AS A MEMBER OF A CLASS OR COLLECTIVE ACTION THAT IS BROUGHT BY ANOTHER CLAIMANT. EACH PARTY AGREES THAT IT SHALL NOT BRING A CLAIM UNDER THE AGREEMENT MORE THAN TWO (2) YEARS AFTER THE TIME THAT THE CLAIM ACCRUED.

23	Miscellaneous

23.1	Survival

The following provisions shall survive termination or expiration of this Agreement: Confidential Information, Indemnification, Limitation on Damages, Notice, Governing Law / Arbitration, Miscellaneous, all provisions requiring Customer to pay any amounts (i) owed for Services provided under this Agreement prior to the Termination Date or otherwise (ii) otherwise owed by Customer hereunder, and any other provisions of this Agreement that, by their nature, would continue beyond termination or expiration of this Agreement.

23.2	No Lease

This Agreement does not create any real property interest for Customer in the Customer Area or the Facility, and Customer shall not, shall not attempt to, and shall not encourage any third party to file or otherwise create any liens or other property interest or liability on the Facility or any portion thereof.

23.3	Independent Contractor

Each Party is an independent contractor to the other Party in connection with this Agreement, and personnel used or supplied by a Party in the performance of this Agreement shall be and remain employees or agents of such Party and under no circumstances shall be considered employees or agents of the other Party. Each Party shall have the sole responsibility for supervision and control of its personnel. Except with to the extent Provider purchases Hardware Units on Customer’s behalf in accordance with this Agreement, Neither Party is an agent for the other Party, and neither Party has the right to bind the other Party in connection with any agreement with a third party.

23.4	No Third Party Beneficiaries

This Agreement is for the sole and exclusive benefit of the Parties hereto and their respective permitted successors and assigns. Nothing herein, express or implied, shall confer, or shall be construed to confer, any rights or benefits in or to any other person.

23.5	Remedies

The rights and remedies of either Party under this Agreement shall be cumulative and not exclusive or alternative.

23.6	Waiver

No failure or delay by either Party in requiring strict performance of any provision of this Agreement, no previous waiver or forbearance of the provisions of this Agreement by either Party, and no course of dealing between the Parties will in any way be construed as a waiver or continuing waiver of any provision of this Agreement.

23.7	Severability

In the event any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such provision will be enforced to the maximum extent possible under law and will, to the extent possible, be replaced by such enforceable provision most closely mirroring the Parties’ intentions. All other provisions of this Agreement will remain unaffected by such invalidity or unenforceability and will remain in full force and effect. The Parties acknowledge and agree that the pricing and other terms in this Agreement reflect, and are based upon, the intended allocation of risk between the Parties and form an essential part of this Agreement.

23.8	Conflict

To the extent there is a conflict between or among the terms of this Agreement, the AUP, the Data Center Rules, and the Hardware Control EULA, the following shall be the order of precedence: (i) AUP; (ii) Hardware Control EULA; (iii) Agreement; (iv) Data Center Rules.

23.9	Interpretation

The language in this Agreement shall be interpreted as to its fair meaning and not strictly for or against any Party. The words “include,” “includes,” and “including” (or similar terms) shall be deemed to be followed by the words “without limitation.” The captions, titles, and section headings are for convenience only and are not intended to aid or otherwise affect the interpretation of this Agreement. The words “written” or “in writing” are used for emphasis in certain circumstances and shall not reduce or eliminate the notice requirements set forth in this Agreement. The use of a term defined herein in its plural form includes the singular and vice versa. The terms defined herein shall be inclusive of all tenses. All references to “days” shall be deemed to refer to calendar days, except as expressly stated otherwise.

23.10	Entire Agreement; Amendment

This Agreement is the only agreement between the Parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, and negotiations, whether written or oral, between the Parties relating to such subject matter. Unless otherwise expressly permitted in this Agreement, no modification, amendment, or waiver of this Agreement is effective or binding unless made in a writing that references this Agreement and is signed by both Parties.

The Key Terms and Services may be amended to modify, add, or remove Key Terms and Services by a writing that references this Agreement and that is signed by both Parties. In no event will the terms of Customer’s purchase order or business form, or other standard or pre-printed terms that Customer provides, be of any force or effect as between the Parties.

23.11	Counterparts

This Agreement and each exhibit or attachment hereto may be executed in counterparts, each of which shall constitute an original but all of which together shall constitute one and the same instrument, and if so executed in counterparts shall be enforceable and effective upon the exchange of executed counterparts or the exchange electronic transmissions of executed counterparts.

[Signature Page Follows.]

[***], December 31, 2020

/s/ Chad Everett Harris	/s/ Cameron Blackmon
Whinstone US, INC	Rhodium JV, LLC
	By:	Cameron Blackmon
	Title:	Manager

Annex 1

Services Rates

[***]

Annex 2

[***]% Rev Share Payment

[***]